Amendment to the By-Laws
                                       of
                    Credit Suisse Emerging Growth Fund, Inc.

Pursuant to Article VIII of the By-Laws of Credit Suisse Emerging Growth Fund, Inc., the name has changed to Credit Suisse Mid-Cap Growth Fund, Inc., effective May 1, 2004.

Dated the 11th day of February, 2004